Exhibit 10.16

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE SUCH INFORMATION IS BOTH (A) NOT MATERIAL AND (B) IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL	FOR EXECUTION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of October 4, 2021 (the “Effective Date”), by and between Teva Pharmaceutical Industries, Ltd., an Israeli company and its Affiliate, Cephalon, Inc., a Delaware corporation (collectively, “Seller”), on the one hand, and Alto Neuroscience, Inc., a Delaware corporation (“Purchaser”), on the other hand. Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller has certain rights to the Acquired Compound (as defined below); and WHEREAS, Seller desires to sell to Purchaser, and Purchaser desire to purchase from Seller, the assets of Seller constituting or related to such Acquired Compound upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following defined terms shall have the meanings specified below:

“Acquired Compound” means either or both of [***].

“Acquired Know-How” means all Know-How that is owned or otherwise Controlled by Seller or its Affiliates on the Effective Date that is (a) related to the composition, research, development, manufacture, making, use or sale of an Acquired Compound or a Product or (b) necessary for the Exploitation of an Acquired Compound or a Product. The Acquired Know-How includes, without limitation, the Know-How described on Part 2 of Schedule A attached hereto.

“Acquired Patent Rights” means (a) the patents, patent applications and draft patent application (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) listed on Part 1 of Schedule A attached hereto and (b) all patent applications claiming priority to the same and all patents issuing therefrom, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, revivals, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.

“Annual Net Sales” means the cumulative worldwide Net Sales of an applicable Product in any Calendar Year.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Law to close.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the first Calendar Quarter shall begin on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date falls, and thereafter the final Calendar Quarter shall end on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the first Calendar Year shall begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date falls, and the final Calendar Year shall end on the last day of the Term.

“CDA” means that certain confidential disclosure agreement by and between Teva Branded Pharmaceutical Products R&D, Inc., an Affiliate of Seller, and Purchaser, dated as of [***].

“Commercially Reasonable Efforts” means the level of efforts and resources expended by Purchaser, which efforts [***].

“Companion Diagnostic” shall mean any biomarker developed or commercialized by Purchaser, its Affiliates or sublicensees for use in combination with the Product.

“Control” means, with respect to any Know-How or Patent Rights, the possession by a Party of the right to transfer or grant a license, sublicense or other rights to such Know-How or Patent Rights, as provided herein, without violating the terms of any agreement or arrangement with, infringing the Patent Rights of, or misappropriating the proprietary or trade secret information of, any Third Party and without violating any applicable Law.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Cover” or “Covering” means, when referring to an Acquired Compound or a Product and a patent, that, in the absence of a license granted to a Person under a claim included in such patent, the practice by such Person of a specified activity with respect to such Product or Acquired Compound would infringe such claim (without regard to the validity or enforceability of such claim).

“Distributor” means any Third Party which purchases a Product in a country from Purchaser or its Affiliates or licensees and is appointed as a distributor to distribute, market and resell such Product, even if such Third Party is granted ancillary rights related to such Product in order to distribute, market or sell such Product in such country.

“Dollar” means United States dollar, and “$” shall be interpreted accordingly.

“EMA” means the European Medicines Agency and any successor entity or authority thereto.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien, easement, charge, restriction, title defect or other encumbrance of any kind.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Exploit” or “Exploitation” means to research, develop, make, have made, use, have sold, offer for sale, sell, distribute, import, export or otherwise exploit, or transfer possession of or title in or to, an Acquired Compound or Product (as defined below) (as applicable).

“FDA” means the United States Food and Drug Administration or any successor entity or authority thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended. “First Commercial Sale” means, with respect to any Product in any country, the first commercial sale to an end user of that Product in that country after Marketing Approval for that Product has been received in that country. Sales prior to receipt of Marketing Approval for such Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be a First Commercial Sale. Sales to an Affiliate or Sublicensee shall not constitute a First Commercial Sale, unless such Person is the end user.

“Governmental Entity” means any Court, tribunal, arbitrator, Regulatory Authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision.

“IND” means (a) an Investigational New Drug Application (as defined in the FDCA and the regulations promulgated thereunder) or any successor application or procedure required to initiate clinical testing of a therapeutic product in humans in the United States, (b) the equivalent of an Investigational New Drug Application that is required in any other country or region before beginning clinical testing of a therapeutic product in humans in such country or region (including any clinical trial authorization (“CTA”) required to initiate clinical testing of a therapeutic product in humans in the United Kingdom), and (c) all supplements and amendments to any of the foregoing.

“Inventory” means all amounts of the Acquired Compound in Seller’s possession and control, which amount is listed in Part 4 of Schedule A attached hereto.

[***]

“Know-How” means, collectively, any knowledge, information, techniques, technology, trade secrets, inventions (whether patentable or not), discoveries, methods, know-how, data and results (including complementarity determining region sequence information and pharmacological and toxicological data and results), analytical and quality control data and results, regulatory filings and underlying data, regulatory documents and correspondence with regulatory agencies, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

“Knowledge” means, with respect to Seller, the actual knowledge (after reasonable inquiry of, and consultation with, the relevant persons within Seller and its Affiliates) of the individuals listed on Schedule B attached hereto.

“Law” means any federal, state, local or foreign law, statute, code or ordinance, or any rule or regulation promulgated by any Governmental Entity including all decisions of any Courts having the effect of law in each such jurisdiction.

“Liability” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, determinable or otherwise, accrued or fixed, absolute or contingent, liquidated or unliquidated, incurred or consequential, or matured or unmatured, including, without limitation, those arising under any Law, Litigation, or Order.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, judicial, arbitration or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Entity, arbitrator or other tribunal.

“MAA” means any application for Marketing Approval submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of a Product in the European Union, or any successor application or procedure required to sell a Product in the European Union.

“Marketing Approval” means, with respect to a Product in a particular jurisdiction, all approvals or authorizations necessary for the commercialization of such Product in such jurisdiction, including, in each case, Pricing Approval.

“MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor entity or authority thereto.

“NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to sell a Product in the United States (or, in a country other than the United States, the equivalent necessary submissions to the applicable regulatory authority for Marketing Approval).

“Net Sales” means, with respect to a Product, the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of such Product sold by Purchaser, its Affiliates, licensees/sublicensees or Transferees to third parties after deducting, if not previously deducted, from the amount invoiced or received the following items, in each case as applied consistently by Purchaser (or licensee/sublicensee, as applicable) with respect to its other products and in accordance with U.S. generally accepted accounting principles:

(a) [***];

(b) [***];

(c) [***];

(d) [***]; and

(e) [***]

Net Sales shall not include [***].

Net Sales shall not include any payments among its Affiliates and licensees/sublicensees.

With respect to sales of Products alone or sold together with a Companion Diagnostic (each a “Bundled Offering”), Net Sales for the purpose of determining royalties owed for sales of such Bundled Offering shall be calculated by multiplying the total Net Sales of the Bundled Offering [***], provided that such sales are in arms-length transactions and such gross invoice prices are available. In the event that such gross invoice prices are not available in such period, then Net Sales of the applicable Bundled Offering shall be replaced with a reasonable, good-faith estimate of the fair market value agreed between Purchaser and Seller allocable to the Product and Companion Diagnostic, accordingly. The deductions set forth in paragraphs (a) through (e) above will be applied in calculating Net Sales for a Bundled Offering.

Net Sales shall include any recoveries received by Purchaser in connection with any action for infringement of any Patent Rights, to the extent based on lost sales.

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Entity.

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, revivals, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.

“Permit” means any license, permit, application, consent, certificate, registration, approval and authorization pending before, issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, joint venture, other entity of any kind or Governmental Entity.

“Pricing Approval” means, in any country where a Governmental Entity authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of any government approval, agreement, determination or decision establishing such reimbursement authorization or pricing approval or determination.

“Product” means any product, in any form or formulation and for any and all modes of administration, that comprises or contains an Acquired Compound, alone or in combination with one or more other active ingredients

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, marketing, pricing or sale of a Product, including the FDA, the EMA, the European Commission, and MHLW.

“Regulatory Documentation” means (a) all Regulatory Filings; (b) all correspondence and reports submitted to or received from any Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing, in each case relating to any Acquired Compound.

“Regulatory Filing” means, collectively: (a) all INDs, Approval Applications, establishment license applications, Drug Master Files, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region); (b) any applications for Marketing Approval or Pricing Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country or region for the purpose of obtaining Marketing Approval or Pricing Approval from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) all supplements and amendments to any of the foregoing; (e) all documents referenced in the complete regulatory chronology for each Marketing Approval; (f) foreign equivalents of any of the foregoing; and (g) all data and other information contained in, and correspondence with any Regulatory Authority relating to, any of the foregoing.

“Royalty Term” means, on a Product-by-Product and country-by-country basis the period beginning on the date of First Commercial Sale of a Product in a country and continuing until the latest to occur of (i) the date of expiration of the last Valid Claim in such country; (ii) the date of expiration of new chemical entity (NCE) data and/or market exclusivity in such country for such Product; or (iii) the 10th (tenth) anniversary of the date of First Commercial Sale of such Product in such country.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, environmental, franchise, profits, gains, property, transfer, value added, payroll, escheat or abandoned property, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether as a primary obligor, as a result of being a transferee, successor or a member of an affiliated, consolidated, unitary, combined or other group, by contract, pursuant to Law or otherwise.

“Transferee” means any assignee of this Agreement pursuant to Section 8.5 of this Agreement, or, in the absence of such assignment, any Third Party other than a customary wholesaler or distributor to which Purchaser grants or transfers the right to sell the Product(s).

“Third Party” means a Person other than Purchaser, Seller or their respective Affiliates. “US GAAP” means United States Generally Accepted Accounting Principles.

“Valid Claim” means a claim of an issued and unexpired patent or a patent term extension or a supplementary protection certificate within the Acquired Patent Rights Covering [***], which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise.

“VAT” means any value added, goods and services, consumption or similar tax chargeable on the supply or deemed supply of goods or services under applicable legislation or regulation but, in each event, excluding any US sales and/or use tax.

2. PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller, on the Effective Date: (a) hereby sells, conveys, assigns, transfers and delivers to, and hereby agrees to sell, convey, assign, transfer and deliver to and (b) shall cause its Affiliates to sell, convey, assign, transfer and deliver to, Purchaser, and Purchaser hereby purchases and acquires from each of Seller or its Affiliates, as the case may be, all of Seller’s and its Affiliates’ right, title and interest in and to the assets described below or otherwise herein or set forth on Schedule A attached hereto (collectively, the “Purchased Assets”) free and clear of all Encumbrances:

(a) the Acquired Patent Rights;

(b) the Acquired Know-How;

(c) each Acquired Compound; and

(d) all claims, demands, actions, causes of action, choses in action, rights of recovery, rights of set-off, suits, arbitrations and other proceedings of any kind of Seller and its Affiliates now existing or hereafter arising against third parties pertaining to or arising out of the Purchased Assets and inuring to the benefit of Seller and its Affiliates, together with any and all Encumbrances granted or otherwise available to Seller and its Affiliates as security for collection of any of the foregoing.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, no right, title or interest is being sold, assigned, transferred, conveyed or delivered to Purchaser in or to any of the property and assets of Seller that are not Purchased Assets (“Excluded Assets”).

2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, on and after the Effective Date, Purchaser shall assume and agree to pay, perform and discharge the following Liabilities of Seller (the “Assumed Liabilities”):

(a) all Liabilities and obligations resulting from the ownership, use, operation or maintenance of the Purchased Assets and/or the Exploitation of any Acquired Compound and/or Product, by Purchaser to the extent that such Liability arises from any event, condition or circumstance occurring after the Effective Date and not resulting from any breach by Seller of any of their obligations under this Agreement; and

(b) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the use of the Purchased Assets, in each case, for any taxable period (or portion thereof) beginning after the Effective Date.

Notwithstanding the foregoing, in no event shall the Assumed Liabilities in any way limit or diminish any representation, warranty, covenant or agreement by Seller under this Agreement.

2.4 Excluded Liabilities. Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for paying, performing or discharging, any Liabilities of Seller and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the foregoing, neither Purchaser nor its Affiliates shall be obligated to assume, and none of them does assume, and each of them hereby disclaims responsibility for, any of the following Liabilities of Seller and its Affiliates:

(a) any Liability attributable to any asset, property or right that is not included in the Purchased Assets;

(b) any Liability attributable to the ownership, use, operation or maintenance of the Purchased Assets and/or the Exploitation of any Acquired Compound and/or Product including any research, development or other activities conducted by Seller or any of its Affiliates related to the Acquired Compound on or prior to the Effective Date; and

(c) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the use of the Purchased Assets, in each case, for any taxable period (or portion thereof) ending on or prior to the Effective Date; all Taxes of Seller or any of its Affiliates that are or may become payable with respect to all taxable periods, including any Liability for such Taxes that arise as a result of the transactions contemplated by this Agreement but excluding any Transfer Taxes described in Section 3.5.1; and, except as otherwise provided in Section 3.5.1, all Taxes required to be withheld or deducted by applicable Law in connection with the transactions contemplated by this Agreement.

2.5 Support by Seller.

2.5.1 Asset Transfer. Seller shall transfer to Purchaser, at Purchaser’s sole cost and expense: (i) within [***] days of the Effective Date, hard or electronic copies of the Acquired Know-How listed on Part 2 of Schedule A, along with all available clinical data and regulatory correspondence pertaining to the Product and (ii) by no later than [***], the Inventory listed on Part 3 of Schedule A. Further, for a period of [***] days beginning on the purchase date, the Seller will endeavor to answer Purchaser’s reasonable technical questions regarding [***], to the extent such expertise is available within the Seller and pertaining to non-clinical development, CMC (chemistry, manufacturing & controls) and regulatory matters. Such technical assistance would be provided for no more than [***] hours per month for no more than [***] months. At Purchaser’s request, Seller would provide reasonable assistance to communicate with FDA regarding the prior active IND status of [***].

2.5.2 Patent Rights Transfer and Cooperation. Promptly (and in no event later than [***] days) following the Effective Date, Seller shall provide to Purchaser, or Purchaser’s designated attorneys, with copies of the file histories and supporting data of the issued patents and pending patent applications (provisional and otherwise) within the

Acquired Patent Rights in Seller’s possession and not otherwise available online with applicable patent offices. In addition, Seller shall and shall cause its Affiliates to, from time to time, take such actions as are reasonably requested by Purchaser to perfect the transfer of all of Seller’s and its Affiliates’ right, title and interest in and to the Acquired Patent Rights to Purchaser, including the execution of (a) any documents needing inventor signature, (b) the patent assignment agreement substantially in the form attached hereto as Exhibit A (the “Patent Assignment Agreement”) and (c) any other patent assignments that may be reasonably required. Seller shall and shall cause its Affiliates to, from time to time, take such actions as are reasonably requested by Purchaser in connection with any patent prosecution efforts undertaken by the Purchaser that are related to the Licensed Know, How, Compound or Product(s). Any out-of-pocket expenses reasonably incurred by Seller in the performance of its obligations under this Section 2.5.2 shall be paid for or reimbursed by Purchaser within [***] days after receipt by Purchaser from Seller of an invoice therefor, together with reasonable supporting documentation with respect thereto.

2.5.3 Updates to Acquired Patent Rights and Acquired Know-How. Seller agrees that, if at any time after the Effective Date, Seller becomes aware (including as a result of written notice from Purchaser) or determines that any Patent Rights or Know-How that were owned or Controlled by Seller as of the Effective Date and used by Seller in, or are otherwise necessary for, the Exploitation of the Acquired Compound were not included in the list of Acquired Patent Rights or Acquired Know-How set forth in Part 1 and Part 2 of Schedule A then Seller shall promptly notify Purchaser of such determination at which such time Schedule A shall be deemed to include such Patent Rights or Know-How. Notwithstanding anything to the contrary set forth in this Agreement, Seller’s research, development, manufacturing and commercialization activities with respect to compounds other than the Acquired Compound or Products shall be deemed Excluded Assets. For clarity, the foregoing shall not limit the agreements, rights and obligations of the Parties as agreed in Article 4 below.

2.6 Responsibility and Reporting. As between the Parties, Purchaser shall have the sole right and responsibility, at its sole cost and expense, to exercise Commercially Reasonable Efforts to research, register, manufacture, develop, and commercialize the Purchased Assets, including without limitation to Exploit the Acquired Compound or the Products after the Effective Date. On or prior to the [***], Purchaser shall provide to Seller an annual written report pertaining to the Acquired Compounds and the Products [***].

2.7 Prosecution and Enforcement of Acquired Patents. Purchaser, either itself or acting through patent counsel or agents of their choice, shall solely control the preparation, filing, prosecution and maintenance of all Acquired Patent Rights at Purchaser’s sole cost and expense. In addition, Purchaser shall have the sole right, but not the obligation, to address any infringement or misappropriation of any Acquired Patent Rights.

3. PURCHASE PRICE AND OTHER PAYMENTS

3.1 Purchase Price.

3.1.1 Upfront Fee. Within [***] days of the Effective Date, Purchaser shall pay Seller a one-time, non-refundable, non-creditable upfront fee in the amount of Five Hundred Thousand Dollars ($500,000), payable by electronic funds transfer of immediately available funds to an account or accounts specified to Purchaser by Seller reasonably in advance.

3.2 Milestone Payments.

3.2.1 Development Milestones. Purchaser shall make the following one-time, non-refundable, non-creditable payments to Seller after the first achievement of each of the following milestone events (“Development Milestone Events”) by Purchaser, its Affiliates, Distributors and/or licensees with respect to the first Product that achieves each such milestone (the “Development Milestone Payments”):

Development Milestone Event	Payment
	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Each of the Development Milestone Payments shall be payable within [***] days of the achievement of the applicable Development Milestone Event. The total Development Milestones payable are $27,000,000.

3.2.2 Sales Milestones. Purchaser shall make the following one-time, non- refundable, non-creditable payments to Seller after the first achievement of each of the following milestone events (“Sales Milestone Events”) by Purchaser, its Affiliates, Distributors and/or licensees with respect to the first Product that achieves each such milestone (the “Sales Milestone Payments”):

Sales Milestone Event	Payment
Cumulative world-wide Net Sales above [***]	[***]
Cumulative world-wide Net Sales equal to or above [***]	[***]
Cumulative world-wide Net Sales equal to or above [***]	[***]

Each of the Sales Milestone Payments shall be payable within [***] days of the achievement by Purchaser of the applicable Sales Milestone Event. The total Net Sales Milestones payable are $35,000,000.

3.2.3 Notice and Payment of Milestones. Purchaser shall provide Seller with prompt written notice upon the occurrence of each of the Milestone Events set forth in Sections 3.2.1. and 3.2.2.

3.3 Royalty Payments; Royalty Rates.

3.3.1 Payment of Royalties. Subject to Section 3.3.2, Purchaser shall pay Seller a Net Sales payment on Annual Net Sales of all Products by Purchaser, its Affiliates, and licensees in each Calendar Year (or partial Calendar Year), commencing with the First Commercial Sale of such Products and ending upon the last day of the Royalty Term for such Products, at a rate equal to: (i) [***] for the portion of Annual Net Sales up to [***], (ii) [***] for that portion of Annual Sales greater than [***] but less than [***] and (iii) [***] for the any portion of Annual Net Sales equal to or above [***].

3.3.2 Payment Dates and Reports. Royalty payments shall be made by Purchaser with respect to each Product within [***] days after the end of each Calendar Quarter in which a sale of such Product is made, commencing with the Calendar Quarter in which the First Commercial Sale of such Product occurs. Purchaser shall also provide, at the same time each such payment is made, a report showing: (a) the Net Sales of each Product by type of Product and country; (b) the total amount of deductions from Gross Sales to determine Net Sales; and (c) a calculation of the amount of Net Sales payment due to Seller.

3.3.3 Records; Audit Rights. Purchaser and its Affiliates and licensees shall keep and maintain for [***] years from the date of each payment of Net Sales payments hereunder complete and accurate records of Gross Sales and Net Sales by Purchaser and its Affiliates and licensees in sufficient detail to allow Net Sales payments to be determined accurately. Seller shall have the right for a period of [***] years after receiving any such payment to appoint at its expense an independent certified public accountant reasonably acceptable to Purchaser to audit the relevant records of Purchaser and its Affiliates and licensees to verify that the amount of such payment was correctly determined. Purchaser and its Affiliates and licensees shall each make their records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***] days written notice from Seller. Such audit right shall not be exercised by Seller more than [***]. All records made available for audit shall be deemed to be Confidential Information of Purchaser. In the event there was an underpayment by Purchaser hereunder, Purchaser shall promptly (but in any event no later than [***] days after Purchaser’s receipt of the report so concluding) make payment to Seller of any undisputed shortfall. In the event there was an overpayment by Purchaser hereunder, Purchaser may credit such overpayment to any future payments due under this Agreement. Seller shall bear the full cost of such audit unless such audit discloses an underreporting by Purchaser of [***] or more of the aggregate amount of royalty payments payable in any Calendar Year, in which case Purchaser shall reimburse Seller for all reasonable costs incurred by Seller in connection with such audit.

3.4 Additional Agreements Related to Payments. Upon the end of all Royalty Terms, Purchaser shall not have any payment obligation with respect to any payment that has not accrued prior to such date. All payments made by Purchaser under this Article 3 shall be made by wire transfer from a banking institution in United States Dollars in accordance with instructions given by Seller in writing to Purchaser from time to time. If, in any Calendar Quarter, Net Sales are made in any currency other than United States Dollars, such Net Sales shall be converted into United States using [***]. If Seller does not receive payment of any undisputed sum due to it on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to Seller from the due date until the date of payment at a per-annum rate of [***].

3.5 Taxes.

3.5.1 Transfer Taxes. All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement (“Transfer Taxes”), including all recording or filing fees, notarial fees and other similar costs, that may be imposed, payable, collectible or incurred shall be borne by Purchaser. Each Party shall cooperate and provide such assistance to the other Party, including the provision of such documentation as may be required by a Tax authority or other Governmental Entity, as may be reasonably necessary in order to reduce or eliminate the amount of any Transfer Taxes in a manner consistent with applicable Laws.

3.5.2 Tax Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold any Taxes, withholding or similar amount required by applicable Law to be deducted and withheld (other than with respect to any Transfer Taxes for which Purchaser is responsible pursuant to Section 3.5.1) with respect to any amount payable to Seller. Purchaser shall use commercially reasonable efforts to notify Seller in writing of such withholding requirements prior to making the payment to Seller and to provide such assistance to Seller, including the provision of such documentation as may be required by a Tax authority or other Governmental Entity, as may be reasonably necessary in Seller’ efforts to claim an exemption from or reduction of such Taxes.

3.5.3 VAT. [***].

4. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, as of the Effective Date:

4.1.1 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets in their entirety free and clear of all Encumbrances. The Purchased Assets together with Purchaser’s rights under this Agreement include all of the assets (tangible and intangible) of Seller and its Affiliates that are (a) related to the composition, research, development, manufacture, making, use or sale of the Acquired Compound or any Products, or (b) necessary for the Exploitation of the Acquired Compound or any Product.

4.1.2 No Debarment. Neither Seller not its Affiliates’ employees [***]:

(a) is debarred under Section 306(a) or 306(b) of the FDCA or by the analogous applicable Laws of any Regulatory Authority;

(b) has been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority; or

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non- procurement programs.

4.1.3 Litigation and Claims. There is no action, suit, claim, proceeding or investigation pending that has been served on Seller, and [***], there is no action, suit, claim, proceeding or investigation pending or threatened against Seller before or by any Governmental Entity or Court, which (a) involves or could adversely affect the Purchased Assets or the Assumed Liabilities or the rights and obligations of Purchaser relating thereto, (b) would prevent Seller’s performance of this Agreement and the transactions contemplated hereby or (c) challenges the validity of, or seeks to enjoin or otherwise delay the transactions contemplated by this Agreement. Seller is not subject to any outstanding Order or Law which, individually or in the aggregate, would prevent, hinder or delay Seller’s performance of this Agreement and the transactions contemplated hereby.

4.1.4 Intellectual Property Rights.

(a) Seller is the sole and exclusive owner of, or Controls, the Acquired Patent Rights and Acquired Know-How (collectively, “Seller Intellectual Property”) and Seller has sufficient legal and/or beneficial ownership and/or rights in the Acquired Patent Rights and Acquired Know-How necessary to assign and transfer to Purchaser the Acquired Patent Rights and Acquired Know-How in accordance with the terms of this Agreement.

(b) The Acquired Patent Rights have been duly filed in the jurisdictions identified in Part 1 of Schedule A, [***].

(c) There are no oppositions, cancellations, interferences, inter partes reviews, or Litigation proceedings [***].

(d) Part 1 of Schedule A accurately sets forth, for each provisional or pending patent application in the Acquired Patent Rights, the application number, date of filing and title for each country, and listing, as applicable, deadlines for any renewals or other required filings or payments within [***] days after the Effective Date.

(e) Seller has not received from any Person any [***] claim that the use of the Seller Intellectual Property, as has been and as now being used, infringes or constitutes a misappropriation of any registered patents of any Person. [***].

(f) The list of Acquired Patent Rights included on Part 1 of Schedule A and, [***] on Part 2 of Schedule A attached hereto is, a complete and accurate list of all Know-How and Patent Rights owned or Controlled by Seller as of the Effective Date [***]. Neither Seller nor its Affiliates own or Control any intellectual property rights other than the intellectual property rights set forth in the list of Acquired Patent Rights and Acquired Know-How included on Parts 1 and 2 of Schedule A attached hereto that were used, discovered, developed, or generated by Seller or its Affiliates in, or are necessary for, the Exploitation of the Acquired Compound, as they exist as of the Effective Date.

(g) [***].

(h) [***].

(i) [***].

(j) [***].

(k) [***].

4.1.5 Compliance with Law. Seller is in compliance with, and is not in default under or in violation of, any Order or Law applicable to the Exploitation of the Acquired Compound or by which any of the Purchased Assets is bound or affected. Seller has not received any written notice from any Governmental Entity or other Person regarding any actual, alleged, possible or potential breach, violation of, or non-compliance with, any Order or Law to which any of the Purchased Assets is or has been subject. Seller are not subject to any Order or, to the knowledge of Seller, any existing Law that in any case would prohibit or materially restrict Purchaser from Exploiting the Acquired Compound or Products.

4.1.6 Taxes. All Tax returns relating to the Purchased Assets required to be filed by Seller have been timely filed. Such Tax returns are complete and correct in all material respects. Seller has not taken or failed to take any action which could create any Tax lien on the Purchased Assets and all Taxes due and owing by Seller with respect to the Purchased Assets (whether or not shown on any Tax return) have been timely paid.

4.1.7 Disclosure. [***].

4.2 Mutual Representations and Warranties. Each of Purchaser and Seller represents and warrants to the other Party that:

4.2.1 Organization. It is a corporation or company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement. Seller further represents and warrants to Purchaser that it is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of the Purchased Assets makes such licensing or qualification necessary.

4.2.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable Laws, or (d) any Order, writ, judgment, injunction, decree, determination or award of any Court or Governmental Entity presently in effect applicable to such Party.

4.2.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

4.2.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

4.2.5 Brokers. Such Party has not employed any financial advisor, broker or finder, and such Party has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

4.2.6 Government Consents. The execution and performance of this Agreement by such Party will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.3 No Other Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR OTHERWISE HEREIN, BOTH PARTIES DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE PURCHASED ASSETS AND THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NON- INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

5. CONFIDENTIALITY

5.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means (a) with respect to Purchaser, (i) all proprietary information related to the Acquired Compound; (ii) the Acquired Know-How, (iii) the Acquired Patent Rights, (iv) all proprietary information disclosed or provided by Purchaser to Seller under this Agreement, including under any report pursuant to Section 2.6 and (v) all proprietary information disclosed by Purchaser to Seller under the CDA; and (b) with respect to Seller, (i) all proprietary information disclosed or provided by Seller to Purchaser under this Agreement (excluding the Acquired Know- How and the Acquired Patent Rights) and (ii) all proprietary information or materials disclosed or provided by Seller to Purchaser under the CDA (excluding the Acquired Know-How and the Acquired Patent Rights). The Parties acknowledge and agree that the CDA is hereby terminated and of no further force or effect as of the Effective Date.

5.2 Restrictions. Each Party will keep all Confidential Information of the other Party in confidence with the same degree of care with which such Party holds its own confidential information but in no event with less than a reasonable degree of care. Neither Party will use or disclose the other Party’s Confidential Information except in connection with the performance of its obligations under this Agreement. Each Party have the right to disclose Confidential Information without the other Party’s prior written consent, to its Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform their obligations under this Agreement and who are required in writing to comply with the restrictions on use and disclosure in this Section 5.2; provided, that, such Party assumes responsibility and remains liable for the compliance of such Affiliates and their employees, subcontractors, consultants and agents with such obligations. Each Party will use reasonable measures and precautions to cause those Persons to comply with the restrictions on use and disclosure in this Section 5.2.

5.3 Exceptions. Each Party’s obligations of nondisclosure and the limitations upon the right to use the Confidential Information will not apply to the extent that such Party can demonstrate that the Confidential Information is or becomes public knowledge through no act or omission of such Party or any of its Affiliates. In addition, disclosure of Confidential Information by a Party shall not be prohibited to the extent required to comply with applicable Laws or regulations, or with a valid Court or administrative Order; provided, that, such Party: (a) promptly notifies the other Party in writing of the existence, terms and circumstances of such required disclosure; (b) consults with the other Party on the advisability of taking legally available steps to resist or narrow such disclosure; and (c) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure. Confidential Information that is disclosed as required by under applicable Laws or regulations, or a valid Court or administrative Order court order shall remain otherwise subject to the confidentiality and non-use provisions of this Article 5.

5.4 Press Release and Announcements. [***]

6. TERM

6.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect unless terminated by the Parties by mutual written consent (the “Term”).

6.2 Surviving Obligations. The following portions of this Agreement shall survive termination of this Agreement: Articles 1, 3, 5, 6, and 7, and Sections 2.2, 2.4, 2.5, 2.6, 2.7, 4.3, 8.2, 8.5, 8.6 and 8.7, subject, in each case, to any applicable time periods set forth in the relevant Article or Section. Termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such expiration or termination.

7. SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS

7.1 Survival of Representations and Warranties. The representations and warranties contained in Sections 4.1 of this Agreement shall survive for a period of [***] months. The representations and warranties contained in Section 4.2 of this Agreement shall [***]. Any claims for indemnification under Section 7.2 or Section 7.3 asserted in writing as provided for in this Article 7 prior to the expiration date, if any, applicable to the representation or warranty with respect to which such claim for indemnification is made shall [***]. No Third Party other than the Indemnified Parties shall be a Third Party or other beneficiary of any representations, warranties, covenants and agreements in this Agreement and no such Third Party shall have any rights of contribution with respect to such representations, warranties, covenants or agreements or any matter subject to or resulting in indemnification under this Article 7 or otherwise. The representations, warranties, covenants and agreements set forth in this Agreement and in the Patent Assignment Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made.

7.2 Indemnification by Purchaser. Purchaser agree to defend Seller and its directors, officers, employees and agents (the “Seller Indemnified Parties”) at Purchaser’s cost and expense, and will indemnify and hold Seller and the other Seller Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) resulting from any claims (including Third Party and product liability claims), actions or demands (collectively “Claims”) arising out of or otherwise relating to:

(a) [***] of Purchaser in connection with Purchaser’s performance of this Agreement;

(b) the material breach by Purchaser of this Agreement including any of the representations or warranties made hereunder by Purchaser; or

(c) [***];

except, in each case, to the extent such Losses arise out of or relate to subsection (a), (b) or (c) of Section 7.3. In the event of any such Claim against the Seller Indemnified Parties by a Third Party, (y) Seller shall promptly notify Purchaser in writing of the Claim (provided, that, any failure or delay to so notify Purchaser shall not excuse any obligations of Purchaser except to the extent Purchaser is actually prejudiced thereby) and Purchaser shall solely manage and control, at is sole expense, the defense of the Claim and its settlement; provided, that, Purchaser shall not settle any such Claim without the prior written consent of Seller if such settlement does not include a complete release of Seller Indemnified Parties from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Seller Indemnified Party), would bind or impair a Seller Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Seller is invalid or unenforceable and (z) the Seller Indemnified Parties shall cooperate with Purchaser and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing. With respect to any Claim subject to indemnification under this Section 7.2: (i) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such Claim and (ii) the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and information protected by the attorney-client and work-product privileges in any such action or proceeding.

7.3 Indemnification by Seller. Seller agrees to defend Purchaser, its Affiliates and its (and its Affiliates’) directors, officers, employees and agents (the “Purchaser Indemnified Parties”) at Seller’s cost and expense, and will indemnify and hold Purchaser and the other Purchaser Indemnified Parties harmless from and against any Losses resulting from any Claims arising out of or otherwise relating to:

(a) [***] of Seller in connection with Seller’ performance of this Agreement;

(b) the material breach by Seller of this Agreement including any of the representations or warranties made hereunder by Seller; or

(c) [***];

except, in each case, to the extent such Losses arise out of or relate to subsections (a), (b), or (c) of Section 7.2. In the event of any such Claim against the Purchaser Indemnified Parties by a Third Party, (y) Purchaser shall promptly notify Seller in writing of the Claim (provided, that, any failure or delay to so notify Seller shall not excuse any obligation of Seller except to the extent Seller are actually prejudiced thereby) and Seller shall solely manage and control, at their sole expense, the defense of the Claim and its settlement; provided, that, Seller shall not settle any such Claim without the prior written consent of Purchaser if such settlement does not include a complete release of the Purchaser Indemnified Parties from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Purchaser Indemnified Party), would bind or impair a Purchaser Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Purchaser is invalid or unenforceable and (z) the Purchaser Indemnified Parties shall cooperate with Seller and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing. With respect to any Claim subject to indemnification under this Section 7.3: (i) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such Claim and (ii) the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and information protected by the attorney-client and work-product privileges in any such action or prosecution.

7.4 Insurance. Each Party will maintain with financially sound and nationally reputable insurers, or maintain a sufficient program of self-insurance, or a combination of the foregoing, including general liability insurance adequate to cover its liabilities and other risks associated with their activities contemplated by and its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated. [***].

7.5 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.5 SHALL NOT APPLY WITH RESPECT TO [***]. NOTHING IN THIS SECTION 7.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

8. MISCELLANEOUS

8.1 Entire Agreement; Amendment. This Agreement, all Schedules and Exhibits attached to this Agreement, and the Patent Assignment Agreement constitute the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 8.1, all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and the Patent Assignment Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties.

8.2 Governing Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof that would require the application of any other law.

8.3 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below (including a copy as designated below) or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the [***] Business Day following the date of mailing. Notices sent by overnight courier shall be deemed received the [***].

If to Purchaser:

General Counsel: [***]
cc [***]
369 South Antonio Road, Los Altos, CA 94022, USA

If to Seller:

Cephalon, Inc.	with a copy to Attn: [***] at same address
145 Brandywine Parkway
West Chester, PA 19380
Attention: Business Development

Teva Pharmaceutical Industries Ltd.	with a copy to Attn: [***] at same address
124 Dvora HaNevi’a Street
Tel Aviv 6944020 ISRAEL
Attention: Business Development

8.4 Compliance with Law; Severability. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.5 Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Neither this Agreement nor any right, interest or obligation of a Party hereunder (including, with respect to Purchaser, any of the Acquired Patent Rights or Acquired Know-How) may be assigned by either Party without the written consent of the other Party, except that [***].

8.6 Absence of Presumption. For the purposes of this Agreement, Seller and Purchaser has each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement.

8.7 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party.

8.8 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the indemnification provisions of Article 7 (with respect to the Persons to which such provisions of Article 9 apply who shall be Third Party beneficiaries in accordance with Article 7).

8.9 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

(Signature Page Immediately to Follow)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

CEPHALON, INC.

By:	/s/ Steffen Nock, PhD
Name: Steffen Nock, PhD
Title: Senior Vice President, Global R&D Operations, Biosimilars and Steriles

By:	/s/ Stephen P. Trusko
Name: Stephen P. Trusko
Title: Sr. Director, Business Development

TEVA PHARMACEUTICAL INDUSTRIES, LTD.

By:	/s/ Eli Shani
Name: Eli Shani
Title: EVP, Global Marketing & Portfolio

By:	/s/ Eyal Danieli
Name: Eyal Danieli
Title: Sr. Director, Business Development

ALTO NEUROSCIENCE, INC.

By:	/s/ Amit Etkin, MD, PhD
Name: Amit Etkin, MD, PhD
Title: CEO

[Signature Page to Asset Purchase Agreement]

Schedule A

Purchased Assets

[***]

Schedule B

Individuals Deemed to have Knowledge

[***]

Exhibit A

Form of Patent Assignment Agreement

[***]